Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 Fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	Jay Burke Annuity & Life Re (Holdings), Ltd. 441-296-7667

NYSE TO SUSPEND TRADING IN ANNUITY AND LIFE RE (HOLDINGS), LTD. AND MOVES TO REMOVE FROM THE LIST

Hamilton, Bermuda, July 27, 2004, 4:30 p.m. ET – The New York Stock Exchange (the “NYSE”) announced today that it determined that the common shares of Annuity and Life Re (Holdings), Ltd. (the “Company”) – ticker symbol ANR – should be suspended prior to the opening on Friday July 30, 2004. The Company has advised the NYSE that it will not challenge the action. The NYSE’s application to the Securities and Exchange Commission to delist the common shares is pending the completion of applicable procedures.

The NYSE’s action is being taken in view of the fact the Company has again fallen below the NYSE’s continued listing standards as the average closing price of the Company’s common shares has been less than $1.00 over a consecutive 30-trading-day period. The Company was previously below this standard from April through October 2003. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Investors are directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended. The Company does not undertake to update any forward-looking statement that may be made from time to time by it or on the Company’s behalf.